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                                                                   EXHIBIT 10.21

January 6, 2004

Mr. Eric C. Evans
1545 Ridgeway Road
Oakwood, Ohio 45419

Dear Eric:

      This letter sets forth the terms of our offer to you of employment by Diebold, Incorporated (the "Company"). If our offer is acceptable to you, please so indicate by signing and returning this letter to me.

1. Position and Term. You will serve as President and Chief Operating Officer of the Company, reporting to the Chief Executive Officer. Your first day of employment in this position (the "Start Date") shall be mutually-agreed upon provided you are able to begin your employment within a reasonable time as determined by the Company. You will be considered for membership on the Diebold, Incorporated Board of Directors (the "Board") during its February 2004 meeting, and membership shall be subject to Board approval. The term of your employment will continue for a period of two years from the Start Date, with automatic one-year renewals thereafter unless either you or the Company notifies the other in writing at least 90 days before a scheduled expiration date that the term is not to be renewed.

2. Compensation. Your initial base salary will be at an annual rate of $450,000 ("Base Salary"). You also will be eligible to participate in the Company's Annual Incentive Plan with a potential payment for 2004 of 35%, 90% or 150% of Base Salary at the threshold, target or maximum levels, respectively, subject to achievement of applicable performance measures and the terms and conditions of the plan as may be amended by the Company in its sole discretion.

3. Benefits. You will be entitled to participate in the employee benefit programs that are offered by the Company to its personnel generally including, without limitation, the Company's health care (medical, vision and dental), medical and dependent reimbursement accounts, short and long-term disability and basic life, supplemental life, accidental death and dismemberment and dependent life insurance plans. You will be able to participate in the Company's 401(k) Savings Plan in accordance with the Plan's provisions in effect as of June 30, 2003. Your participation will be subject to the terms and conditions of the applicable plans, including their eligibility rules, as may be amended by the Company in its sole discretion.

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Mr. Eric C. Evans
January 6, 2004
Page 2

4. Vacation, Holidays and Additional Benefits. You will be entitled to twenty days of paid vacation and ten paid holidays annually upon your employment, and will be entitled to reimbursement for reasonable business expenses. You also will be provided a senior executive level car, dues and initiation fees at one country club, and reimbursement for the costs of financial counseling up to $8,500 per year, and an annual physical examination at the Cleveland Clinic, all subject to applicable Company policies regarding senior executives.

5. Relocation. You will be entitled to relocation benefits, including without limitation, a temporary housing allowance, in accordance with the Company's relocation policy applicable to senior executives, and the Company will gross-up the amount of those relocation benefit payments to compensate you for any tax payments you otherwise would have to make on such benefit payments. The Company also will purchase or, subject to applicable legal requirements, arrange to have purchased your existing home at a price equal to the average of the fair market values as reported in two appraisals submitted by appraisers jointly agreed to by you and the Company. As an additional relocation benefit, the Company shall pay you a lump sum amount equal to one month's base salary; provided, however, that this payment will not be subject to a gross-up for taxes.

6. Sign-on Equity Award. As soon as practicable following the Start Date, you will be granted under the Company's 1991 Equity and Performance Incentive Plan, as amended and restated as of February 7, 2001 (the "Equity Incentive Plan"), a nonqualified stock option for that number of shares of the Company's common stock having a fair market value at the time of grant equal to $1,500,000, which will become exercisable in equal installments on the first, second, third and fourth anniversaries of the Start Date. The exercise price will be equal to that fair market value. For example, if the fair market value of the company's common stock on the date of grant is $50 per share, you will receive an option to purchase 30,000 shares at $50 per share. This award shall be subject to the terms and conditions of the Equity Incentive Plan and the applicable standard grant agreement in use thereunder.

7. LTIP. You will be eligible to participate in the Company's Long-Term Incentive Plan ("LTIP") under the Equity Incentive Plan for the 2002-2004, 2003-2005, and 2004-2006 plan periods. For each period, you shall be eligible to receive an award of 15,000 performance shares provided that the LTIP target level performance measures are achieved and that you otherwise satisfy the LTIP compensation requirements. The amount of shares for the 2002-2004 and the 2003-2005 plan periods, however, shall be prorated based on the number of months worked, with full credit for partial months, from your Start Date through the end of the given three year plan period. For example, if the Start Date is March 1, 2004 and target level performance measures are achieved, you will receive an award of 4,167 performance shares (10/36ths x 15,000) for the 2002-2004 plan period, subject to the applicable form of award agreement. The amount of shares for the 2004-2006 plan period will not be subject to such proration. Your ultimate LTIP incentive compensation, if any, shall be subject to the terms and conditions of the LTIP and the Equity Incentive Plan as amended by the Company in its sole discretion.

8. Supplemental Employee Retirement Plan. As of the Start Date, you will be eligible to participate in the Supplemental Employee Retirement Plan II ("SERP II"), pursuant to the terms and
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Mr. Eric C. Evans
January 6, 2004
Page 3

conditions of SERP II as it may be amended by the Company in its sole discretion. Solely for purposes of determining your vesting status and for eligibility to receive a benefit under SERP II, you will be deemed to have ten years of vesting service as of your Start Date.

9. Change in Control. You will be entitled to enter into an Employment Agreement providing for certain terms and conditions of your employment following a "Change in Control" of the Company as defined therein. After entering into such agreement, if there is an occurrence of a "Change in Control" as so defined, the terms of that agreement will control the terms and conditions of your employment rather than this letter. Your "Change in Control" Employment Agreement will be at the two year benefit level as described therein.

10. Stock Ownership Guidelines. You agree to comply during your employment with the Company's stock ownership guidelines, as amended from time to time, applicable to executives of the Company.

11. Severance Benefits. You agree that your employment is on an at-will basis. If the Company terminates your employment including, without limitation, by reason of the Company's nonrenewal of this Agreement under paragraph 1, but other than by reason of death, disability or cause (meaning an intentional act of fraud, embezzlement, theft, damage to property, disclosure of confidential information or engagement in competitive activity, violation of the Company Business Ethics Policy, or your gross negligence or misconduct, any of which is materially harmful to the Company, or your intentional and repeated failure to carry out your duties and responsibilities) prior to the end of your employment term, you will as your sole severance payment be entitled to continue to receive your Base Salary for 24 months following your termination and will be provided with health care benefits (including medical/hospital and dental) and the basic company-paid life insurance benefit for 24 months following your termination, subject to the terms of those benefit plans including, but not limited to, your timely payment of any employee contributions necessary to maintain participation. Such health care and life insurance benefits, however, will be reduced by any comparable benefits you receive from another employer, including self-employment, during such period. You will also be entitled to receive up to one year of outplacement services.

12. Non-Competition and Nonsolicitation. You agree that during your employment and for a period of two years thereafter you will not, without prior written consent of the Company, engage, directly or indirectly, either personally or as an employee, agent, representative or consultant for another in any activity that competes directly or indirectly with the Company or any of its subsidiaries or affiliates in any products, services, systems, or other business activities (or in any product, service, system or business activity which was under either active development or consideration while you were employed by the Company). You acknowledge and agree that the Company competes worldwide in the sale of products, services, systems and business activities and that the market for technology related to its products, services, systems and business activities is worldwide. You also agree that during your term of employment and for a period of two years thereafter not to induce or assist others in inducing any employee of the Company or its affiliates to give up employment with the Company or its affiliates. In the event that the scope of these
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Mr. Eric C. Evans
January 6, 2004
Page 4

restrictions on you in this paragraph are found overly broad, you agree that a court should reform the restrictions by limiting them to the maximum reasonable scope.

13. Proprietary Information and Inventions. You realize that as an employee of the Company, you may create or have access to information, trade secrets, substances and inventions including confidential information relating to the business or interests of persons with whom the Company or its affiliated companies may have commercial, technical or scientific relationships ("Information") which is valuable to the Company or its affiliated companies and may lose its value if disclosed to third parties. Therefore, you agree to treat all such Information as confidential and belonging to the Company and will take all actions reasonably requested to confirm such ownership. You will not, without the prior written consent of the Company, disclose or use the same otherwise than in the course of your employment with the Company; this obligation shall continue until such Information becomes public knowledge through no fault on your part, regardless of whether you continue to be employed by the Company.

14. Governing Law. You agree that this letter agreement will be governed by the substantive laws of Ohio, without regard to conflict of laws principles. This letter agreement is intended to be the entire agreement of the parties and supercedes any prior agreement, written or oral representation, or other understanding concerning the terms and conditions of your employment. This letter agreement can only be modified by a writing signed by both parties.

15. Required Approvals. Your employment as President and Chief Operating Officer, and the compensation, incentives and other benefits described in this letter agreement are subject to the approval of the Board and its Compensation Committee.

                                       Sincerely,

                                       Diebold, Incorporated

                                       By: ___________________________________

                                           Its: ______________________________

Accepted and Agreed:

_______________________________                _______________________________
Eric C. Evans                                  Date